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Exhibit 99.1

Risk Factors

        You should carefully consider the risks, uncertainties and other factors described below because they could materially and adversely affect our business, financial condition, operating results and prospects.

If additional funding cannot be obtained, we may reduce or discontinue our product development and commercialization efforts.

        Unless and until we are able to generate sufficient licensing revenue from our products, we will require additional funding to sustain our research and development efforts, provide for future clinical trials, and continue our operations. We cannot be certain whether we will be able to obtain additional required funding on terms satisfactory to our requirements, if at all. In addition, we have expended, and will continue to expend, funds developing our product candidates and for our clinical trials. We currently have commitments to spend additional funds in connection with development of our oral delivery systems, licenses, employee agreements and severance arrangements, and consulting agreements. If we are unable to raise additional funds when necessary, we may have to reduce or discontinue development, commercialization or clinical testing of some or all of our product candidates or enter into financing arrangements on terms that we would not otherwise accept, or take other cost-cutting steps that could adversely affect our ability to achieve our business objectives.

We have had significant losses and anticipate future losses.

        We are a development stage company that has experienced significant losses since inception and have a significant accumulated deficit. We expect to incur additional operating losses in the future and expect our cumulative losses to increase., All of our products are currently in development, preclinical studies or clinical trials and we have not generated significant revenues from product sales or licensing. There can be no guarantee that we will ever generate product revenues sufficient to become profitable or to sustain profitability.

If we are unsuccessful in developing our products, our ability to generate revenues may be significantly impaired.

        To be profitable, our organization must, alone or with corporate partners and collaborators, successfully research, develop and commercialize our technologies or product candidates. Current technologies and product candidates are in various stages of clinical and pre-clinical development and will require significant further funding, research, development, preclinical and/or clinical testing, regulatory approval and commercialization testing, and are subject to the risks of failure inherent in the development of products based on innovative or novel technologies. Specifically, each of the following is possible with respect to any one of our technologies or product candidates:

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  that we will not be able to maintain our current research and development schedules;

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  that we will not be able to enter into human clinical trials because of scientific, governmental or financial reasons, or that we will encounter problems in clinical trials that will cause us to delay or suspend development of the technology or product candidate;

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  that results of clinical trials may not be consistent with earlier clinical or pre-clinical study results;

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  that the technology or product will be found to be ineffective or unsafe;

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  that our dependence on others to manufacture the product may adversely affect our ability to develop and deliver the product on a timely and competitive basis; or

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  that, if we are to manufacture the product, we will be subject to similar risks regarding delays or difficulties encountered in manufacturing the product, will require substantial additional capital, and may be unable to manufacture the product in a manner that meets regulatory requirements or in a cost-effective manner.

If any of the risks set forth above occurs, or if we are unable to obtain the necessary regulatory approvals as discussed below, we may not be able to successfully develop our technologies and product candidates and our business will be seriously harmed. Similarly, it is possible that, for reasons including, but not limited to those set forth below, we may be unable to commercialize, or receive royalties from the sale of, any given technology, even if it is shown to be effective, if:

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  it is uneconomical or the market for the product does not develop or diminishes;

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  we are not able to enter into arrangements or collaborations to commercialize the product;

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  the product is not eligible for third-party reimbursement from government or private insurers;

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  others hold proprietary rights that preclude us from commercializing the product;

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  others have brought to market similar or superior products;

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  others have superior resources to market similar products or technologies; or

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  the product has undesirable or unintended side effects that prevent or limit its commercial use.

Our business is subject to extensive governmental regulation, which can be costly, time consuming and subject us to unanticipated delays.

        Our proposed products offerings will be subject to very stringent United States, federal, foreign, state and local government regulations, including, without limitation, the Federal Food, Drug and Cosmetic Act, the Environmental Protection Act, the Occupational Safety and Health Act, and state and local counterparts to such acts. Similar regulatory frameworks exist in other countries where we may seek to market our products. Prior to marketing any proposed product we may develop, such product must undergo an extensive regulatory approval process. The regulatory process includes pre-clinical and clinical testing of any product to establish its safety and efficacy. This testing can take many years and require the expenditure of substantial capital and other resources. Delays or denials of marketing approval are regularly encountered due to the submission of data deemed unacceptable or incomplete by the FDA or other similar regulatory agencies, or due to regulatory policy for product approvals. These delays may be encountered both domestically and abroad. The risks with respect to any of our products, include the following:

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  that the FDA or other regulatory agencies will not approve the product or will not do so on a timely basis;

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  that the FDA or other regulatory agencies may not approve the process or facilities by which the product is manufactured;

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  that the FDA's policies may change and additional government regulations and policies may be instituted, both of which could prevent or delay regulatory approval of the product; and/or

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  that government regulations will delay or prevent the product's marketing for a considerable period of time and impose costly procedures upon our activities;

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  that we will be unable to obtain, or will be delayed in obtaining, approval of the product in other countries because the approval process varies from country to country, and the time needed to secure approval may be longer than that required for FDA approval.; or

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  government regulation imposes limitations on the indicated uses of the product, or later discovery of previously unknown problems with the product results in added restrictions on the product or results in the product being withdrawn from the market.

        There is no assurance that, even after clinical testing, regulatory approval will ever be obtained. If obtained, regulatory approval entails limitations on the indicated uses for which any products may be marketed. Following regulatory approval, if any, a marketed product and its manufacturer are subject to continual regulatory review. Later discovery of problems with a product or manufacturer may result in restrictions on such product or manufacturer. These restrictions may include withdrawal of the marketing approval for the product. Moreover, if we fail to comply with applicable regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Even if orBec™ is approved, its profitability may be limited.

        Our business may not become profitable even if and when orBec™, our lead product candidate, is approved for commercialization by the FDA or similar foreign regulatory agencies, because the market for the use of orBec™ for the treatment of intestinal GVHD is relatively small. We have initiated clinical studies to examine whether or not orBec™ is effective and safe when used to treat disorders other than intestinal GVHD, but we do not know whether these studies will in fact demonstrate safety and efficacy, or if they do, whether we will succeed in receiving regulatory clearance to market orBec™ for additional indications. If the results of these studies are negative, or if adverse experiences are reported in these clinical studies or otherwise in connection with the use of orBec™ by patients, this could undermine physician and patient comfort with the product, limit the commercial success of the product, and impact the acceptance of orBec™ in the intestinal GVHD market. Furthermore, new technology is being developed for bone marrow transplants that could reduce or eliminate instances of intestinal GVHD resulting from bone marrow transplants, and therapeutic alternatives to bone marrow transplants may become available. Any such developments could significantly decrease the market for orBec™.

We may not be able to develop the new corporate partnerships we need to develop and commercialize our products.

        In order for us to successfully develop and commercialize our product candidates, we may need to enter into collaboration agreements with partners to help research and develop our product candidates and to fund all or part of the costs thereof. We may not be able to enter into such collaboration agreements or the terms of the collaboration agreements may not be favorable to us. Our inability to enter into collaboration agreements could delay or preclude the development, manufacture and/or marketing of some of our product candidates or could significantly increase the costs of doing so. In the future, we may grant to our collaborative partners, if any, rights to license and commercialize pharmaceutical and related products developed under these collaborative agreements, and such rights would limit our flexibility in considering alternatives for the commercialization of such products. Under such agreements, we may rely on our collaborative partners to conduct research efforts and clinical trials on, obtain regulatory approvals for, and manufacture market and commercialize certain of our product candidates. Although we believe that our collaborative partners will have an economic motivation to commercialize the pharmaceutical and related products which they may license, the amount and timing of resources devoted to these activities generally will be controlled by each such individual partner.

        The Company has no manufacturing capabilities and as such will need to rely on third-party manufacturers or suppliers of our products. We may not be able to identify any such manufacturers or suppliers, and, even if we are able to do so, we may not be able to enter into manufacturing or supply agreement on terms that are favorable to us, if at all. We will be required to rely on contract manufacturers and suppliers for the foreseeable future to produce quantities of products and substances necessary for research and development, pre-clinical trials, human clinical trials and product commercialization. Such products may not be able to be manufactured or supplied at a cost or in quantities necessary to make them commercially viable. Third-party manufacturers or suppliers may not be able to meet our needs with respect to timing, quantity and quality for the products. If we are unable to contract for a sufficient supply of required products and substances on acceptable terms, or if we should encounter delays or difficulties in our relationships with manufacturers, our research and development, pre-clinical and clinical testing would be delayed, thereby delaying the submission of products for regulatory approval or the market introduction and subsequent sale of such products. Moreover, contract manufacturers that we may use must adhere to current Good Manufacturing Practices regulations enforced by the FDA through its facilities inspection program. If the facilities of such manufacturers cannot pass a pre-approval plant inspection, the FDA pre-market approval of our products will not be granted.

        Additionally, if we receive approval from the FDA for our initial product candidates, the commercialization of these products will depend upon our ability to enter into marketing agreements with companies that have sales and marketing capabilities or to recruit, develop, train and deploy our own sales force. We currently intend to sell our products in the United States and internationally in collaboration with one or more marketing partners. We cannot assure you that we will be able to enter into any such collaboration to commercialize products in a timely manner or on commercially reasonable terms, if at all. Additionally, we do not currently have a sales force, or possess the resources or experience necessary to market any of our product candidates, if they are approved. Development of an effective sales force requires significant financial resources, time and expertise. We cannot assure you that we will be able to obtain the financing necessary to establish such a sales force in a timely or cost effective manner, if at all, or that such a sales force will be capable of generating demand for our product candidates, if they are approved.

We maintain only limited product liability insurance and may be exposed to claims if our insurance coverage is insufficient.

        The clinical testing, manufacture and sale of our products involves an inherent risk that human subjects in clinical testing or consumers of our products may suffer serious bodily injury or death due to side effects, allergic reactions or other unintended negative reactions to our products. We currently have clinical trial and product liability insurance with limits of liability of $10 million. Because liability insurance is expensive and difficult to obtain, we cannot assure you that we will be able to maintain existing insurance or obtain additional liability insurance on acceptable terms or with adequate coverage against potential liabilities. Our inability to obtain sufficient insurance coverage on acceptable terms or to otherwise protect against potential liability claims in excess of our insurance coverage could seriously harm our business

We use hazardous materials in our business. Any claims relating to improper handling, storage, or disposal of these materials could be costly.

        Our research and development processes involve the controlled use of hazardous materials, including hazardous chemicals and radioactive and biological materials. Our operations also produce hazardous waste products. We cannot fully eliminate the risk of accidental contamination or discharge of such materials and any resulting injury. We could be subject to civil damages in the event of improper or unauthorized release of, or exposure of individuals to, hazardous materials. In addition, we could be sued for injury or contamination that results from our use of hazardous materials or their use by third parties or our collaborators, and our liability may exceed our assets. Federal, state, and local laws and regulations govern the use, manufacture, storage, handling, and disposal of these materials. Compliance with these laws and regulations may be expensive, and current or future laws and regulations relating to hazardous materials may impair our research, development, or commercialization efforts.

We may not be able to compete with our competitors in the biotechnology industry.

        The biotechnology industry is intensely competitive, subject to rapid change and sensitive to new product introductions or enhancements. Virtually all of our existing competitors have greater financial resources, larger technical staffs, and larger research budgets than we have, as well as greater experience in developing products and conducting clinical trials.

        Our competition is particularly intense in the gastroenterology and transplant areas. Numerous companies are attempting to develop technologies to treat GVHD, including Sangstat, Abgenix, and Protein Design Labs, Inc. (monoclonal antibodies). Moreover, Biotransplant, Novartis, Medimmune, and Ariad are developing gene therapy products or small molecules to treat GVHD.

        Competition is also intense in the therapeutic area of inflammatory bowel disease, or IBD, including Crohn's disease and ulcerative colitis. Companies, including Centocor, Immunex, and Celgene, have products that are currently FDA approved. Other drugs used to treat IBD include another oral site-active corticosteroid called budesonide, which is being marketed by AstraZeneca in Europe and Canada under the tradename of Entocort®. In addition, Salix Pharmaceuticals, Inc. markets an FDA-approved therapy for ulcerative colitis. Several companies have also established various colonic drug-delivery systems to deliver therapeutic drugs to the colon for treatment of Crohn's disease. These companies include Ivax Corporation, Inkine Pharmaceutical Corporation, and Elan Pharmaceuticals, Inc. Isis Pharmaceuticals, Inc. is in the process of developing an antisense therapy to treat Crohn's disease.

        Our competitors in the field of oral delivery of peptide-based drugs include Emisphere Technologies, which has started phase III trials for oral heparin and phase I trials for oral calcitonin (through its collaborator Novartis) and oral insulin; Unigene Laboratories, which has an oral calcitonin product in phase I/II trials; Nobex Corp. (formerly known as Protein Delivery), which has an oral insulin in phase II trials, and Generex, which has an oral insulin spray in phase II trials. Our competitors in the lipid and liposomal formulation field include Elan Corporation, Gilead Sciences, Inc. and ALZA Corporation, and NeoPharm, which are developing these technologies with cancer drugs; however these products are injectable. In addition, there may be other companies which are currently developing competitive technologies and products or which may in the future develop technologies and products that are comparable or superior to our technologies and products. We may not be able to compete successfully with our existing and future competitors.

We may be liable for significant damages and be unable to commercialize our products if we are unable to protect our proprietary rights

        If we fail to adequately protect our intellectual property rights or face a claim of intellectual property infringement by a third party, then we could lose valuable intellectual property rights, be liable for significant damages or be prevented from commercializing products.

        Our success depends in part on our ability to obtain and maintain patents, protect trade secrets and operate without infringing upon the proprietary rights of others. In the absence of patent and trade secret protection, competitors may adversely affect our business by independently developing and marketing substantially equivalent or superior products and technology, possibly at lower prices. It is also possible that we could incur substantial costs in litigation and suffer diversion of attention of technical and management personnel if we are required to defend ourselves in intellectual property infringement suits brought by third parties, with or without merit, or if we are required to initiate litigation against others to protect or assert our intellectual property rights.

        We have filed various patent applications covering certain uses of our product candidates. However, we may not be issued patents from the patent applications already filed or from applications we may file in the future. Moreover, the patent position of companies in the pharmaceutical industry generally involves complex legal and factual questions, and recently has been the subject of much litigation. Any patents we have obtained, or may obtain in the future, may be challenged, invalidated or circumvented. To date, no consistent policy has been developed in the United States Patent and Trademark Office ("PTO") regarding the breadth of claims allowed in biotechnology patents.

        In addition, since patent applications in the United States are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we and our licensors are the first creators of inventions covered by any licensed patent applications or patents or that we or they are the first to file. Moreover, the PTO may commence interference proceedings involving patents or patent applications, in which the question of first inventorship is contested. Accordingly, there can be no assurance that patents owned by us or patents licensed to us in the future will be valid or will afford us protection against competitors with similar technology or that patent applications licensed to us will result in the issuance of patents.

        Any issued patents may not provide competitive advantages for the proposed products or may be successfully challenged or circumvented by competitors. In addition, others may independently develop similar products or duplicate any of our products. It is also possible that our patented technologies may infringe on patents or other rights owned by others, licenses to which may not be available to us. We may have to alter our products or processes, pay licensing fees or cease activities altogether because of patent rights of third parties.

We rely upon unpatented proprietary technology.

        In addition to the products for which we have patents or have filed patent applications, we rely upon unpatented proprietary technology and may not be able to meaningfully protect our rights with regard to such unpatented proprietary technology. Furthermore, competitors may duplicate or independently develop substantially equivalent technology. A failure by us to protect our rights could seriously harm our business. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to any of our proposed projects, disputes may arise as to the proprietary rights to such information which may not be resolved in our favor. Third parties, typically drug companies, hold patents or patent applications covering the composition-of-matter for most of the ACEs for which we have use patents or patent applications. In each of these cases, unless we have or obtain a license agreement, we generally may not commercialize the ACE until these third-party patents expire. Because pharmaceutical patents typically provide valuable rights that take many years to develop, the United States has laws that allow the term of such patents to be extended. This has led to complex and costly litigation between large pharmaceutical companies and others seeking to sell products based on compositions of matter covered by expiring patents. Licenses may not be available to us for these patents on acceptable terms, if at all. In addition, we would incur substantial cost, expense and delay, as well as expand considerable management and operational resources, if we need to contest the validity of a third-party patent or defend ourselves against claims that we infringed a third-party patent. Moreover, litigation involving third party patents may not be resolved in our favor.

We depend on licenses from third parties.

        We rely on license agreements from several third parties for the rights to commercialize our product candidates. Such agreements require that we meet certain milestones; the failure to meet those milestones allows licensors to terminate the licenses, whereas meeting those milestones triggers payment obligations on our part. We may not be able to retain the rights granted under such agreements or negotiate additional agreements on reasonable terms, or at all. We are currently in negotiations to resolve a dispute with the licensors of our Metropt™ product candidate regarding the current product formulation, having received communications from the licensors that they intend to terminate that license agreement unless certain conditions are met. We may not be able to resolve that dispute or resolve the formulation issue on terms that are favorable to us, or at all. In the event that we are not able to settle that dispute and retain the rights under the Metropt™ license agreement, we would not be able to further develop and commercialize the Metropt™ product.

Our products, if approved, may not be commercially viable due to health care changes and third party reimbursement limitations.

        Recent initiatives to reduce the federal deficit and to change health care delivery are increasing cost-containment efforts. We anticipate that Congress, state legislatures and the private sector will continue to review and assess alternative benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, price controls on pharmaceuticals, and other fundamental changes to the health care delivery system. Any such changes could negatively impact the commercial viability of our products, if approved. Our ability to successfully commercialize our product candidates, if they are approved, will depend in part on the extent to which appropriate reimbursement codes and authorized cost reimbursement levels of such products and related treatment are obtained from governmental authorities, private health insurers and other organizations, such as health maintenance organizations. In the absence of national Medicare coverage determination, local contractors that administer the Medicare program, within certain guidelines, can make their own coverage decisions. Accordingly, any of our product candidates, if approved and when commercially available, may not be included within the then current Medicare coverage determination or the coverage determination of state Medicaid programs, private insurance companies and other health care providers. In addition, third-party payers are increasingly challenging the necessity and prices charged for medical products, treatments and services. Also, the trend toward managed health care and the growth of health maintenance organizations in the United States may result in lower prices for our products, if approved and when commercially available, than we currently expect. The cost containment measures that health care payers and providers are instituting and the effect of any health care changes could negatively affect our financial performance, if one or more of our products are approved and available for commercial use.

Our stock price is highly volatile and our stock is thinly traded.

        The market price of our common stock, like that of many other development stage public pharmaceutical and biotechnology companies, has been highly volatile and may continue to be so in the future due to many factors, including, but not limited to:

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  actual or anticipated fluctuations in our results of operations;

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  announcements of innovations by us or our competitors;

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  introduction of new products by us or our competitors;

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  additions or departures of key personnel;

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  commencement of litigation;

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  developments with respect to intellectual property rights;

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  conditions and trends in the pharmaceutical and drug delivery industries;

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  changes in estimates of the development, future size and growth rate of our markets;

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  general market conditions; and

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  future sales of our common stock.

        In addition, the stock market has experienced significant price and volume fluctuations that affect the market price for our common stock, as well as for the common stock of other biotechnology companies. These market fluctuations have sometimes been unrelated or disproportionate to the operating performance of these companies. Any significant stock market fluctuations in the future, whether due to our actual performance or prospects or not, could result in a significant decline in the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action has often been instituted against that company. If any securities litigation is initiated against us, we could incur substantial costs and our management's attention and resources could be diverted from our business. Since it commenced trading on the American Stock Exchange on August 6, 1998, our common stock has been thinly traded. We cannot assure you that a more active trading market for our common stock will develop.

Our stock may not remain listed on the American Stock Exchange.

        On April 30h, 2002, the Company received a communication from the American Stock Exchange ("AMEX") indicating that the Company is below one of the Exchange's continued listing standards, specifically, that the Company had stockholders' equity of less than $2 million and losses from continuing operations in two out of the three most recent fiscal years. The Company has submitted a compliance plan for continued listing of its common stock on AMEX and results of the AMEX review are pending. We cannot assure you that we will satisfy the requirements, including equity and/or corporate governance requirements necessary to remain listed on the American Stock Exchange or that the AMEX will not take further actions to delist our common stock. Assuming the Company continues to incur losses from continuing operations for fiscal 2002 and 2003, the Stockholders' equity standard of AMEX's continued listing requirements will increase from its fiscal 2001 requirement of $2 million to $4 million for the fiscal year ending 2002 and $6 million for the fiscal years ending 2003 and beyond. If are stock were to be delisted from the AMEX, we cannot assure you that we would be able to list our common stock on another national exchange or market. If our common stock is not listed on a national exchange or market, an active trading market may not exist for our common stock.

The Company's business could be harmed by the failure to retain its current personnel.

        Our success in managing the day to day activities of the business is dependent, in part, upon three people; Steve H. Kanzer, Interim President, who devotes only part of his time to the business of the Company, Steve Koulogeorge, Controller, Treasurer and Corporate Secretary and an Administrative Assistant. The loss of any of these key personnel or our inability to attract and retain other qualified employees in a timely manner may have a negative impact on our operations.

We have certain relationships that may present potential conflicts of interest.

        Lindsay A. Rosenwald, M.D. is the Chairman and sole stockholder of Paramount Capital Asset Management, Inc., or PCAM, Paramount Capital, Inc., or Paramount, and Paramount Capital Investment LLC, or PCI, a merchant banking and venture capital firm specializing in biotechnology companies. PCAM is the investment manager of Aries Select, Ltd., and the managing member of Aries Select I LLC and Aries Select II LLC, each of which is an affiliate of PCI, PCAM, Paramount and Lindsay Rosenwald. Aries Select I LLC and Aries Select, Ltd. are principal stockholders, and Aries Select II LLC is also a stockholder, of the Company. Paramount has also acted as a placement agent in connection with private placements of DOR common stock, as a finder in connection with a private placement of the Company's common stock and warrants and as a financial advisor to the Company. In addition, certain officers, employees and associates of Paramount and its affiliates own securities of a subsidiary of the Company. In the regular course of its business, PCI identifies, evaluates and pursues investment opportunities in biomedical and pharmaceutical products, technologies and companies. However, PCI is under no obligation to make any additional products or technologies available to us, and we do not expect, and you should not expect, that any biomedical or pharmaceutical product or technology identified by such affiliates or PCI in the future will be made available to us. Our Interim President and a director, Steve H. Kanzer is Chairman and Chief Executive Officer of Accredited Ventures ("Accredited") that in the regular course of business, identifies, evaluates and pursues investment opportunities in biomedical and pharmaceutical products, technologies and companies. However, Accredited is under no obligation to make any additional products or technologies available to us. In addition, certain of our officers and directors and officers or directors appointed in the future may from time to time serve as officers, directors or consultants of other biopharmaceutical or biotechnology companies and those companies may have interests that conflict with our Company's interests.

Certain directors, officers and stockholders have significant influence.

        Our directors, executive officers and principal stockholders and certain of their affiliates have the ability to influence the election of directors and most other stockholder actions. This may discourage or prevent any proposed takeover of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over the then current market prices. Such stockholders may also influence corporate actions, including influencing elections of directors and significant corporate events.

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Risk Factors